Exhibit 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contacts:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

Linda Buckley
212-277-5900
linda.buckley@tiffany.com

TIFFANY NAMES RALPH NICOLETTI AS CHIEF FINANCIAL OFFICER;
JIM FERNANDEZ, TIFFANY’S VETERAN COO AND CFO, TO RETIRE

New York, N.Y., March 19, 2014 - Tiffany & Co. (NYSE: TIF) today announced that Ralph Nicoletti will become its next executive vice president and chief financial officer. His appointment to those offices will become effective on April 2, 2014.

The Company also announced the intention of James N. Fernandez, chief operating officer and chief financial officer, to retire in July.

Mr. Nicoletti, 56, will be based in New York and responsible for the Company’s worldwide financial functions and information technology. He will report to Michael J. Kowalski, chairman and chief executive officer.

Mr. Nicoletti joins Tiffany from CIGNA, the global health services and insurance company, where he was executive vice president and chief financial officer. Prior to that, he was executive vice president and chief financial officer at Alberto Culver and held various financial management positions at Kraft Foods.

“We have made key management additions to our organization in recent years,” said Mr. Kowalski. “Our first-class finance and IT functions and Ralph’s leadership experience and global perspective will be valuable to Tiffany’s continued worldwide expansion.”

Mr. Fernandez has been chief financial officer since the resignation of the previous chief financial officer last November and had also served as chief financial officer from 1989 to 2011. Mr. Fernandez, 58, a 30-year veteran of Tiffany, has been Tiffany’s chief operating officer since 2011. Upon his retirement, the title of chief operating officer will be eliminated and, instead, Tiffany’s senior vice president of global operations and customer service and the senior vice president of manufacturing, diamonds and gemstones will report directly to Mr. Kowalski.

Mr. Kowalski added, “Jim Fernandez has made enormous contributions to Tiffany’s financial success and global expansion over the past three decades. In addition to his extraordinary leadership of the financial and information technology organizations at Tiffany, Jim also played a critical role in building a world-class distribution, manufacturing, and diamond-sourcing infrastructure. I, along with all my Tiffany colleagues, will be forever grateful for Jim’s immense contributions to the Company’s success, his always wise counsel, and his enduring friendship.”

Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores in the Americas, Asia-Pacific, Japan and Europe, as well as in the United Arab Emirates and Russia. It also engages in direct selling through Internet, catalog and business gift operations. For more information, please visit www.tiffany.com or call the shareholder information line at 800-TIF-0110.

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